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Exhibit 10.2     Employment Agreement between ARGO Bancorp, Inc. and Frances
                 Pitts


                         ARGO FEDERAL SAVINGS BANK, FSB
                              EMPLOYMENT AGREEMENT
                            AS AMENDED AND RESTATED

     This AGREEMENT is made effective as of November 1, 1996, by and among Argo Federal Savings Bank, FSB (the "Institution" or "Bank"), a federally chartered savings institution, with its principal administrative office at 7600 West 63rd Street, Summit, Illinois 60501, Argo Bancorp, Inc., a corporation organized under the laws of the State of Delaware, the holding company for the Institution (the "Holding Company"), and Frances M. Pitts ("Executive").

     WHEREAS, the Institution wishes to assure itself of the services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to serve in the employ of the Institution on a permanent basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the period of Executive's employment hereunder, Executive agrees to serve as Senior Vice President and General Counsel of the Institution. Executive shall render administrative and management services to the Institution such as are customarily performed by persons situated in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of the Holding Company or any subsidiary of the Institution.

2.   TERMS AND DUTIES.

     (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing on each anniversary thereafter, the disinterested members of the board of directors of the Institution ("Board") may extend the Agreement an additional year such that the remaining term of the Agreement shall be three years, unless the Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 9 of this Agreement. The Board will review the Agreement and Executive's performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board's meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to be extended.

     (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote such amounts of her business time, attention, skill, and efforts reasonably


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required for the faithful performance of her duties hereunder including activities and services related to the organization, operation and management of the Institution and participation in the community and civic organizations; provided, however, that, with the approval of the Board, as evidence by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Institution, or materially affect the performance of Executive's duties pursuant to this Agreement.

     (c) Notwithstanding anything herein to the contrary, Executive's employment with the Institution may be terminated by the Institution or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.   COMPENSATION AND REIMBURSEMENT.

     (a) The Institution shall pay Executive as compensation a salary of not less than $98,000.00 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or nonqualified plan maintained by the Institution. Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board, delegated such responsibility by the Board. The Committee of the board may increase Executive's Base Salary. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Institution shall also provide Executive, at no cost to Executive, with all such other benefits as are provided uniformly to permanent full-time employees of the Institution.

     (b) The Executive shall be entitled to participate in any employee benefit plans ("Benefit Plans"), arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Institution will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive's rights or benefits thereunder; provided, however, that the Bank may make such changes to such plans, arrangements or perquisites generally provided to all Institution employees on a non-discriminatory basis. The Bank may acquire "Key Man" insurance on Executive upon such terms and conditions as may be determined from time to time by the Bank. Upon an Event of Termination as defined below, the Bank shall transfer all "Key Man" life insurance, if any is owned by the Bank, to Executive. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any Benefit Plans including but not limited to, stock grants, restricted stock, stock options (and other option derived benefits), Employee Stock Ownership Plans ("ESOP"), or any other stock-based benefit plan, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Institution in the future to its senior executives and key management employees with awards, grants, levels and benefits for Executive equal at least to levels customary in the industry for persons of like title, authority and


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responsibility as Executive and with levels of Executive's past participation in the Benefit Plans of the Bank, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Institution in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     (c) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraph (b) of this
Section 3, the Institution shall pay or reimburse Executive for all travel, entertainment and other reasonable expenses incurred in the performance of Executive's obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

     (d) In addition to Executive's Base Salary as provided in paragraph (a) of this Section 3 and any incentive compensation or discretionary bonus otherwise paid or payable to other senior executives or to Executive exclusively, the Bank shall annually award a Fixed Incentive Award to Executive in an amount equal to one percent (1%) of the Bank's pre-tax profit on an unconsolidated basis. The Fixed Incentive Award shall be paid to Executive or her designated beneficiary upon the earlier of (i) the termination by the Bank of his employment for other than Termination for Cause; (ii) the expiration of this Agreement; (iii) her death or Disability; or (iv) annually upon the anniversary of this Agreement. In the event Executive is subject to Termination for Cause or voluntarily terminates her employment, other than upon an Event of Termination as defined below, Executive shall forfeit all rights to the Fixed Incentive Award provided under this paragraph.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Institution or the Holding Company of Executive's full-time employment hereunder for any reason other than a termination governed by Section 5(a), for Disability, as defined in Section 7 hereof, or Termination for Cause, as defined in Section 8 hereof; (ii) Executive's resignation from the Institution's employ upon any (A) failure to elect or reelect or to appoint or reappoint Executive as Senior Vice President and General Counsel, unless consented to by the Executive, (B) a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in
Section 1, above, unless consented to by Executive, (C) a relocation of Executive's principal place of employment by more than thirty (30) miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, or (E) a liquidation or dissolution of the Institution or Holding Company, or (F) breach of this Agreement by the Institution. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive

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shall have the right to elect to terminate her employment under this
Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in the case of a continuing breach, four (4) calendar months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, the Bank shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, the following payments and benefits:

          (i) Base Salary for the remaining term of the Agreement which shall be the highest annual Base Salary paid prior to Executive's termination of employment with the Holding Company or Bank, and which shall be increased annually during the remaining term of the Agreement at a rate of 4% per year ("Adjusted Base Salary").

          (ii) Bonuses, the Fixed Incentive Award and other incentive payments for the remaining term of the Agreement which shall be calculated as the highest percentage of Base Salary, such bonuses and incentive payments represented prior to Executive's termination of employment with the Holding Company or Bank multiplied by the Adjusted Base Salary each year during the remaining term of the Agreement ("Adjusted Bonus").

          (iii) Continuation for the remaining term of the Agreement of Executive's and Executive's dependents' participation in any life, medical, health, disability, dental insurance or any other "welfare plan" (as such is defined in Section 3 (1) of the Employee Retirement Security Act of 1974 as amended from time to time ("ERISA") in which Executive participates in on the day prior to the effective date of this Agreement (each being a "Welfare Plan"), subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination.

          (iv) A benefit equal to the product of (i) the highest annual allocation of ESOP shares Executive had previously received under the ESOP and (ii) the lesser of (x) the remaining number of years remaining in the term of the Agreement or (y) the number of annual allocations scheduled to be made under the ESOP immediately prior to the Event of Termination.

          (v) A benefit equal to the (i) additional employer contributions and (ii) net return on all contributions, to which Executive would have been entitled during the remaining term of the Agreement under any other qualified or non-qualified defined contribution plan offered by the Holding Company or the Bank assuming that Executive was 100% vested, Executive made the maximum allowable contributions or deferrals under such plans, Executive's compensation reflected Adjusted Base Salary and Adjusted Bonus and assuming the crediting of interest on contributions being equal to the return provided during the five (5) year period immediately preceding the Event of Termination.

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          (vi) A benefit equal to the difference between (i) the benefits under any qualified or non-qualified pension plan (as defined in Section 3
     (2)(A) of ERISA) which she would have earned or accrued during the remaining term of the Agreement assuming such benefit was vested and is calculated using Adjusted Base Salary and Adjusted Bonus as appropriate in the formula for Accrued Benefit under the plans and assuming such benefit was calculated without making any reduction in the Accrued Benefit due to the benefit being provided prior to the normal retirement age as set out in the pension plan and (ii) the accrued benefit Executive is vested in at the time of the Event of Termination.

          (vii) A benefit under any non-qualified Supplemental Executive Retirement Plan ("SERP") maintained by the Holding Company or the Bank which Executive would have earned each year within the remaining term of the Agreement, using compensation values which take into account Adjusted Base Salary and Adjusted Bonus and further assuming that the qualified plans to which the SERP refers provide the benefits generally provided to Executive under their terms during the five year period immediately prior to the Event of Termination, the limitations on compensation and benefits under the Code remained fixed at their levels as of the time of the Event of Termination, and the ESOP continued to allocate unallocated shares according to its loan amortization schedule in place on the last day of the ESOP Plan Year immediately prior to the Event of Termination up to the point at which the ESOP would be fully allocated;

          (viii) The benefit (net of deferrals) which would have been earned each year of the remaining term of the Agreement under an other non-qualified deferred compensation arrangements offered by the Holding Company or the Bank calculated using compensation values which take into account Adjusted Base Salary and Adjusted Bonus and which assume a percentage of deferred compensation equal to the highest percentage of compensation actually deferred during the five (5) year period immediately preceding the Event of Termination and assuming the crediting of interest on deferred monies equal to the return provided during the five (5) year period immediately preceding the Event of Termination;

          (ix) A benefit consisting of the award, allocation or grant of stock, restricted stock, stock options or any other stock or stock-related benefit which would have been made to Executive under any and all stock based qualified or non-qualified compensation plans or arrangements offered by Holding Company or the Bank immediately prior to or during the term of the Agreement at either (A) the highest level of award possible for Executive under the terms of plans which provide awards based upon levels of individual or group or institutional performance goals, or
     (B) if awards are made at the discretion of the Holding Company or Bank, then at a level consistent with awards made in the industry for persons of similar title, authority and responsibility and Executive's past level of benefit under such plans. Such award, allocation or grant as provided herein shall be deemed 100% vested immediately.

          (x) Any award of stock options (or option derived benefits) to Executive which have been made under a stock option plan or the stock option feature of a broader compensation plan which have not already vested shall be made fully vested and further, at the election of Executive, any stock options shall be subsequently cancelled by

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     Executive in consideration for a payment from the Holding Company in an amount equal to the product of (i) the number of stock options cancelled and (ii) the difference between (x) the fair market value (at the time of cancellation) of the stock upon which the option was issued and (y) the exercise price of the stock option;

           (xi) Any award of restricted stock or a stock grant (or award and grant derived benefits) to Executive which have been made under a stock grant plan or feature of a broader compensation plan which have not already vested shall be made fully vested and further, at the election of Executive, any stock awarded under such a plan shall at the election of Executive be subject to a put option entitling Executive to sell all or some portion of such stock to the Holding Company at the then fair market value.

          (xii) For the purpose of calculating benefits to be provided during the remaining term of the Agreement, benefits shall be provided in the form and calculated as described above. In the event that a benefit otherwise payable in stock form cannot be provided in stock, such benefit will be provided in the form of cash using the greater of the fair market value of the stock at the time of the distribution of the benefit or the closing price of the stock on the day prior to the time of distribution or the last day of trading prior to the time of distribution.

     (c) At the election of the Executive, which election is to be made prior to an Event of Termination, such payments shall be made in a lump sum. In the event that no election is made, payment to Executive will be made on a bi-weekly basis in approximately equal installments during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

     (d) No payments pursuant to this subsection shall, in the aggregate, exceed three times Executive's average annual compensation for the five most recent taxable years that Executive has been employed by the Institution or such lesser number of years in the event that Executive shall have been employed by the Institution for less than five years. For purposes of this subsection 4(b), "average annual compensation" shall be the average annual compensation as defined in Section 5(c) of this Agreement. In the event the Institution is not in compliance with its minimum capital requirements or if such payments pursuant to this subsection (b) would cause the Institution's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Institution or successor thereto is in capital compliance.

5.  CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a "Change in Control" of the Institution or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or
(ii) results in a Change in Control of the Institution or the Holding Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act and the Rules and Regulations promulgated by the Office of Thrift Supervision

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("OTS") (or its predecessor agency), as in effect on the date hereof
(provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person"
(as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of voting securities of the Institution or the Holding Company representing 20% or more of the Institution's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Institution purchased by the Holding Company and any voting securities purchased by any Benefit Plan of the Institution or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Institution or the Holding Company or similar transaction occurs in which the Institution or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

    (b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), and (d) of this
Section 5 upon her subsequent termination of employment at any time during the term of this Agreement due to: (1) Executive's dismissal or (2) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or material reduction in benefits or relocation of her principal place of employment by more than thirty (30) miles from its location immediately prior to the Change in Control, unless such termination is because of her death or Termination for Cause, provided, however, that such payments shall be reduced by any payment made under Section 4 of this Agreement.

    (c) Upon Executive's entitlement to benefits pursuant to Section 5(b), the Institution shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a sum equal to the greater of: (1) the payments due for the remaining term of the Agreement; or 2) three (3) times Executive's average annual compensation for the five (5) most recent taxable years that Executive has been employed by the Institution or such lesser number of years in the event that Executive shall have been employed by the Institution for less than five (5) years; PROVIDED HOWEVER, that no payments pursuant to this subsection shall exceed three (3) times the Executive's average annual compensation for the five (5) most recent taxable years that the Executive has been employed by the Institution or such lesser number of years in the event the Executive shall have been employed by the Institution for less than five (5) years. For purposes of this Agreement, such average annual compensation shall include Base Salary, commissions, bonuses (including the Fixed Incentive Award),

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contributions on Executive's behalf to any pension and/or profit sharing plan, severance payments, retirement payments, directors or committee fees, fringe benefits, and payment of expense items without accountability or business purpose or that do not meet the IRS requirements for deductibility by the Institution. In the event the Institution is not in compliance with its minimum capital requirements or if such payments would cause the Institution's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Institution or successor thereto is in capital compliance. At the election of the Executive, which election is to be made prior to a Change in Control, such payment may be made in a lump sum. In the event that no election is made, payment to the Executive will be made on a bi-weekly basis in approximately equal installments over a period of thirty-six (36) months following the Executive's termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

    (d) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Institution will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Institution for Executive and her dependents prior to her severance at no premium cost to the Executive, except to the extent that such coverage may be changed in its application for all Institution employees on a non-discriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination.

    (e) In the event that the Executive is receiving bi-weekly payments pursuant to Section 5(c) hereof, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis pursuant to such section. Such election shall be irrevocable for the year for which such election is made.

6.  CHANGE OF CONTROL RELATED PROVISIONS

    Notwithstanding the paragraphs of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be determined by Executive.

7.  TERMINATION FOR DISABILITY

    (a) If, as a result of Executive's incapacity due to physical or mental illness, such incapacity being determined by a doctor selected by the Bank, she shall have been absent from her duties with the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given she shall not have returned to the full-time performance of her duties, the Bank may terminate Executive's employment for "Disability."

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    (b) The Bank will pay Executive, as disability pay, a bi-weekly payment equal to one hundred percent (100%) of Executive's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as she was employed prior to her termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the normal age of retirement or receiving benefits under any Defined Benefit Plan of the Bank; (iv) Executive's death; or (v) the expiration of the term of this Agreement. Notwithstanding any other provisions to the contrary, the Bank may apply any proceeds from disability income insurance for Executive which was paid for by the Bank or Holding Company as partial satisfaction of the Bank's obligations under this Section.

    (c) The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive and her dependants prior to her termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to her termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the normal age of retirement or receiving benefits under any Defined Benefit Plan of the Bank; (iv) the Executive's death; or (v) the expiration of the term of this Agreement.

    (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period which Executive is incapable of performing her duties hereunder by reason of temporary disability.

8.  TERMINATION FOR CAUSE.

    (a) The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to her a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith option of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Except as provided in Section 8(b) hereof, Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause except for compensation and benefits already vested. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 9 hereof through the Date of Termination, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to

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Executive under any stock benefit plan of the Institution, the Holding
Company or any subsidiary or affiliate thereof vest. At the Date of Termination, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.

     (b) If, within thirty (30) days after Notice of Termination for Cause is received by Executive, the Executive notifies the Bank that a dispute exists concerning the termination ("Notice of Dispute"), the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a Notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In the event the Executive pursues resolution of such dispute through arbitration in accordance with the rules of the American Arbitration Association then in effect, the Bank will continue to pay Executive his Base Salary in effect when the Notice of Dispute notice giving rise to the dispute was given until the earlier of: 1) the resolution of the dispute pursuant to arbitration in accordance with this Agreement or 2) six months from the Date of Termination as specified in the Notice of Termination for Cause.

9.   NOTICE

     (a) Any purported termination by the Institution or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty days from the date such Notice of Termination is given).

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and the Executive shall continue as a participant in all compensation, benefit and insurance plans in which she was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

     (d) The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement or under any other benefit or compensation plans or programs maintained by the Bank from time to time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

10.  POST-TERMINATION OBLIGATIONS.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. The Bank will reimburse the Executive for reasonable costs incurred by the Executive in connection with furnishing such information and assistance to the Bank.

11.  CONFIDENTIALITY

     Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Institution and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Institution. Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities of the Institution or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of legal, banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Institution. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Institution will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Institution or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Institution from pursuing any other remedies available to the Institution for such breach or threatened breach, including the recovery of damages from Executive.

12.  SOURCE OF PAYMENTS.

     (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Institution. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Institution are not timely paid or provided by the Institution, such amounts and benefits shall be paid or provided by the Holding Company.

     (b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement dated November 1, 1996, between Executive and the Holding Company, except to the extent that Base Salary is paid by the Holding Company under the Holding Company Agreement with respect to duties performed pursuant thereto, such compensation payments and benefits paid by the Holding Company will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement.

13.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Institution or any predecessor of the Institution and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

14.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Institution and their respective successors and assigns.

15.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.  REQUIRED PROVISIONS.

     (a) The Institution may terminate Executive's employment at any time, but any termination by the Institution, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Institution's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. section 1818(e)(3) or (g)(1); the Institution's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Institution may in its discretion (i) pay Executive all or part of the compensation withheld while the respective obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Institution's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. section 1818(e)(4) or (g)(1), all obligations of the Institution under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

     (d) If the Institution is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. section 1813(x)(1) all obligations of the Institution under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Institution under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Institution, (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Institution under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. section 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Institution or when the Institution is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C.
section 1828(k) and 12 C.F.R. section 545.121 and any rules and regulations promulgated thereunder.

17.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.  GOVERNING LAW.

     The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois, but only to the extent not superseded by federal law.

20.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Institution, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses (including the Fixed Incentive Award) and all other cash compensation, fringe benefits including those accruing under any Benefit and any compensation and benefits due Executive under this Agreement.

21.  PAYMENT OF COSTS AND LEGAL FEES.

     All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Institution if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

22. INDEMNIFICATION.

    (a) The Institution shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and the Executive's heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Institution (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

    (b) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 C.F.R. Section 545.121 and any rules or regulations promulgated thereunder.

23. SUCCESSOR TO THE INSTITUTION.

    The Institution shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Institution or the Holding Company, expressly and unconditionally to assume and agree to perform the Institution's obligations under this Agreement, in the same manner and to the same extent that the Institution would be required to perform if no such succession or assignment had taken place.

                                  SIGNATURES

    IN WITNESS WHEREOF, John G. Yedinak and Sergio Martinucci have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the 1st day of November, 1996.


ATTEST:                                ARGO FEDERAL SAVINGS BANK



/s/Maria R. Garcia                     BY: /s/ J.G. Yedinak
-----------------------------------        ------------------------------------
Secretary, Assistant



            [SEAL]


ATTEST:                                ARGO BANCORP, INC.



/s/ Maria R. Garcia                    BY: /s/ Sergio Martinucci
-----------------------------------        ------------------------------------
Secretary, Assistant



            [SEAL]


WITNESS:                               EXECUTIVE:



/s/Donna L. Bowling                    /s/ Hanus M. Pitts
-----------------------------------    ----------------------------------------